[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

February 19, 1997


Hansberger Institutional Series
515 East Las Olas Boulevard
Suite 1300
Fort Lauderdale, FL 33301

Re:  Hansberger Institutional Series

Ladies and Gentlemen:

Hansberger Institutional Series (the "Trust") is a business trust organized under the laws of the Commonwealth of Massachusetts with its principal place of business in Fort Lauderdale, Florida. The Trust is an open-end diversified management investment company registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940 (the "1940 Act"), which consists of four separate investment portfolios. This opinion relates to shares of the International Fund, Emerging Markets Fund, Foreign Small Cap Fund and All Countries Fund, without par value, sold in reliance upon Rule 24f-2 during its fiscal year ended December 31, 1996, the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Trust in connection with the offer and sale of the shares, which were offered under a Prospectus included as part of the Trust's Registration Statement on Form N-1A and was filed with the Commission under the Securities Act of 1933 and the 1940 Act.

We are of the opinion that such shares, when sold and issued in return for the payment described in the Fund's Registration
Statement, were legally issued, fully paid and non-assessable by the Fund.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP


cc:  Mr. Thomas L. Hansberger